Exhibit 4.4

ADDITIONAL SECURED PARTY JOINDER

U.S. Bank National Association, as Trustee

60 Livingston Avenue

St. Paul, Minnesota 55107

Telecopier No.:  (651) 466-7430

Attention:  Administrator for Hughes Satellite

July 27, 2016

Wells Fargo Bank, National Association

Corporate Trust Services
150 East 42nd Street, 40th Floor
New York, New York 10017

The undersigned is the agent (the “Authorized Representative”) for Persons wishing to become “Additional Secured Parties” (the “New Secured Parties”) under the Security Agreement dated as of June 8, 2011 (as heretofore amended and/or supplemented, the “Security Agreement” (terms used without definition herein have the meanings assigned thereto in the Security Agreement)) among Hughes Satellite Systems Corporation, the other Pledgors party thereto and Wells Fargo Bank, National Association, as Collateral Agent (the “Collateral Agent”).

In consideration of the foregoing, the undersigned hereby:

(i)                                     represents that the Authorized Representative has been authorized by the New Secured Parties to become a party to the Security Agreement and the other Security Documents on behalf of the New Secured Parties under that Indenture, dated as of July 27, 2016, by and among Hughes Satellite Systems Corporation, the other pledgors party thereto, U.S. Bank National Association, as Trustee, and Wells Fargo Bank, National Association, as Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time) (the “New Secured Obligation”) and to act as the Authorized Representative for the New Secured Parties;

(ii)                                  acknowledges that the New Secured Parties have received a copy of the Security Agreement and the Indenture;

(iii)                               appoints and authorizes the Collateral Agent to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the Security Agreement and the other Security Documents as are delegated to the Collateral Agent by the terms thereof, together with all such powers as are reasonably incidental thereto; and

(iv)                              accepts and acknowledges the terms of the Security Agreement applicable to it and the New Secured Parties and agrees to serve as Authorized Representative for the

New Secured Parties with respect to the New Secured Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms thereof applicable to holders of Additional Secured Obligations, with all the rights and obligations of an Additional Secured Party thereunder and bound by all the provisions thereof as fully as if it had been an Additional Secured Party on the effective date of the Security Agreement.

The Collateral Agent, by acknowledging and agreeing to this Additional Secured Party Joinder, accepts the appointment set forth in clause (iii) above.

The name and address of the representative for purposes of Section 11.6 of the Security Agreement are as follows:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Telecopier No.:  (651) 466-7430

Attention:  Administrator for Hughes Satellite

THIS ADDITIONAL SECURED PARTY JOINDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Additional Secured Party Joinder to be duly executed by its authorized officer as of the 27th day of 2016.

U.S. BANK NATIONAL ASSOCIATION
as Trustee

		By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

Acknowledged and Agreed

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Collateral Agent

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

HUGHES SATELLITE SYSTEMS CORPORATION

By:	/s/ Dean A. Manson
Name: Dean A. Manson
Title: Executive Vice President, General Counsel and Secretary